Exhibit 10.25

SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT

AGREEMENT BETWEEN FENDER MUSICAL INSTRUMENTS CORPORATION AND

MARK VAN VLEET

This Second Amendment (“Amendment”) to the Amended and Restated Employment Agreement between Mark Van Vleet and Fender Musical Instruments Corporation, which is dated December 2, 2008 (as amended by the First Amendment dated April 1, 2010, the “Employment Agreement”), shall be effective as of August 15, 2011. All capitalized terms not defined in this Amendment shall have the same meaning as in the Employment Agreement.

The Employment Agreement is hereby amended as follows:

1.	Section 2 of the Employment Agreement is amended to add the following as new sentences at the end of the section:

“Effective with the pay period beginning September 5, 2011, Executive shall receive a $750 per month vehicle allowance for the remainder of the Employment Period. The vehicle allowance shall be taxed as regular wages for the Executive and be reported on the Executive’s W-2.”

2.	Section 7(f) of the Agreement is deleted in its entirety and replaced with the following:

“Effective as of August 15, 2011, if Executive is subject to the excise tax imposed under Section 4999 of the Code, the provisions of Appendix A attached hereto shall apply.”

3.	Section 10 of the Employment Agreement is amended to add the following as new sentences at the end of the section:

“Effective with the pay period beginning September 5, 2011, Executive shall be entitled to four (4) weeks of annual vacation during the Employment Period, during which his compensation shall be paid in full. For the remainder of 2011, that amount will be prorated based on time left in the year to two (2) additional days of paid vacation.”

4.	Effective as of August 15, 2011, Appendix A to the Agreement is deleted in its entirety and replaced with Appendix A attached to this Amendment.

5.	Except as specifically set forth in this Amendment, all other terms and conditions in the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment.

FENDER MUSICAL

INSTRUMENTS CORPORATION

By:	/s/ James Broenen	By:	/s/ Mark Van Vleet
Name:	James Broenen		Mark Van Vleet
Title:	CFO

APPENDIX A

Treatment of Parachute Payments

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or another person or entity to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then (i) or (ii) below, as applicable, shall apply:

(i) If a reduction of the Payments to the Safe Harbor Cap (as defined below) would result in a greater after-tax benefit to Executive, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall occur in the following order unless Executive elects a different order as of the date hereof: reduction of cash payments, followed by reduction of employee benefits. If the reductions described in the preceding sentence would not result in a reduction of the Payments to the Safe Harbor Cap, further reduction of the Payments shall be made in the manner which has the least economic cost to Executive.

(ii) If a reduction of the Payments to the Safe Harbor Cap would not result in a greater after-tax benefit to Executive, then the amounts payable to Executive under this Agreement shall not be reduced and Executive shall be liable for payment of the Excise Tax.

For purposes of this Agreement, “Safe Harbor Cap” shall mean the maximum amount of Payments that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”).

(b) Subject to the provisions of paragraph (a) above, all determinations required to be made under this Appendix A, including whether and when an Excise Tax is due and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Notwithstanding the foregoing, in the event (i) the Company’s Board of Directors shall determine that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Company’s Board of Directors determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting a change in control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by

Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Appendix A (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Appendix A. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.